EXHIBIT 99.1

McMoRan Exploration Co. Announces

Positive Drilling Results at South Marsh Island Block 217 Hurricane Upthrown Prospect

and Updates Gulf of Mexico Drilling Activities

NEW ORLEANS, LA, December 1, 2004 – McMoRan Exploration Co. (NYSE: MMR) today provided the following update on its Gulf of Mexico exploration drilling activities where six wells are currently in progress:

McMoRan announced today a potentially significant discovery at the Hurricane Upthrown prospect which is located on South Marsh Island Block 217.  Log-while-drilling tools have indicated that the well encountered two hydrocarbon bearing sands in the Rob-L section of the middle Miocene with a total gross interval of approximately 205 feet.  The well has been drilled to 14,170 feet where casing will be set before drilling continues toward the planned total depth of 19,500 feet.  If successful, the well could utilize the Tiger Shoal facilities being used to produce the Mound Point/JB Mountain wells.  McMoRan operates the Hurricane Upthrown prospect and would earn a 27.5 percent working interest and a 19.4 percent net revenue interest.  McMoRan has rights to approximately 7,700 gross acres in the Hurricane prospect area which is located offshore Louisiana in 10 feet of water.

The King of the Hill well at High Island Block 131 is currently drilling below 16,200 feet towards a total depth of 17,300 feet.  McMoRan holds a 25.0 percent working interest and a 19.6 percent net revenue interest in the King of the Hill well.

The Blueberry Hill well at Louisiana State Lease 340 in the JB Mountain/Mound Point area is currently drilling below 9,000 feet towards a total depth of 22,000 feet.  McMoRan operates   Blueberry Hill, located on State Lease 340, 7 miles east of the JB Mountain discovery and 7 miles south southeast of the Mound Point Offset discovery.  McMoRan holds a 35.3 percent working interest and a 24.2 percent net revenue interest in the Blueberry Hill well.

The West Cameron Block 43 No. 3 exploratory well is at 9,815 feet where casing is being set before drilling towards a total proposed depth of 17,500 feet.  McMoRan holds a 23.4 percent working interest and an 18.0 percent net revenue interest in the West Cameron Block 43 well.

The Gandalf prospect at Mustang Island Blocks 829/830 commenced drilling on November 9, 2004.  The well is currently drilling below 8,700 feet towards a total depth of 12,000 feet.  McMoRan has a 20.0 percent working interest and a 16.0 percent net revenue interest in the well.

The Caracara prospect at Vermilion Blocks 227/228, which commenced drilling on November 14, 2004, is currently drilling below 8,100 feet.  The well has a proposed total depth of 18,000 feet.  McMoRan has a 33.3 percent working interest and a 27.8 percent net revenue interest in the well.

Each of the wells mentioned above, with the exception of Blueberry Hill and Gandalf, are eligible for Deep Gas Royalty Relief under current Mineral Management Service guidelines.  Depending upon applicability of the royalty relief eligibility criteria, each of the leases on which these wells are located could be eligible for royalty relief on 10 to 25 billion cubic feet (Bcf).  Each 25 Bcf of royalty relief would equate to approximately $21 million in gross savings per well at gas prices approximating $5.00 per mcf.  McMoRan expects that royalty relief would be available on additional deep shelf prospects being planned for drilling.

During 2004, McMoRan has participated in three additional discoveries including Deep Tern at Eugene Island Block 193, Minuteman at Eugene Island Block 213 and Dawson Deep at Garden Banks Block 625.  Deep Tern and Minuteman are expected to be producing by year-end 2004 using McMoRan’s facilities at Eugene Island Block 193 and 215, respectively.  Estimated timing of first production at Dawson Deep is pending the final development plan.  McMoRan owns a 48.6 percent working interest and a 37.2 percent net revenue interest in depths greater than 17,123 feet and a 26.7 percent working interest and a 20.6 percent net revenue interest at depths less than 17,123 feet in the Deep Tern well.  McMoRan owns a 33.3 percent working interest and a 24.3 percent net revenue interest in the Minuteman well.  McMoRan owns a 30.0 percent working interest and a 24.0 percent net revenue interest in the Dawson Deep well.

McMoRan has six exploration wells in progress and expects to commence drilling at least three additional wells in the first quarter of 2005 which include Delmonico in Louisiana state waters near the Lake Sand Field Area, Bayou Sale onshore Louisiana in St. Mary’s parish and JB Mountain Deep at South Marsh Island Block 224.  McMoRan currently has rights to approximately 250,000 gross acres and continues to identify prospects to be drilled on its lease acreage position.  McMoRan is also actively pursuing opportunities through its new exploration venture to acquire additional acreage and prospects through farm-in or other arrangements.

Richard C. Adkerson, Co-Chairman of McMoRan, will be providing an update on McMoRan’s Gulf of Mexico drilling activities and discuss McMoRan’s Main Pass Energy HubTM offshore LNG project at the Fourth Annual Louisiana Energy Conference on Thursday, December 2, 2004 at 2:40 p.m. CST.  McMoRan’s presentation will be available online both live and in an archived version on our internet website “www.mcmoran.com”.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the Main Pass Energy HubTM which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas.  Additional information about McMoRan and the Main Pass Energy HubTM project is available on its internet website “www.mcmoran.com” and “www.mpeh.com”.

Our near-term exploration activities include the following wells:

	Working Interest	Net Revenue Interest	Water Depth	Proposed Total Depth	Spud Date
In-Progress Exploration Wells
South Marsh Island Block 217 "Hurricane Upthrown"	27.5%	19.4%	10'	19,500'	September 7, 2004
High Island Block 131 “King of the Hill"	25.0%	19.6%	40'	17,300'	August 9, 2004
Louisiana State Lease 340 “Blueberry Hill”	35.3%	24.2%	10'	22,000'	November 2, 2004
West Cameron Block 43	23.4%	18.0%	30'	17,500'	November 6, 2004
Mustang Island Blocks 829/830 “Gandalf”	20.0%	16.0%	176'	12,000'	November 9, 2004
Vermilion Blocks 227/228 "Caracara"	33.3%	27.8%	115'	18,000'	November 14, 2004
Near-Term Wells
Lake Sand Field Area “Delmonico”	25.0%	18.8%	10'	19,000'	First-Quarter 2005
St. Mary’s Field Area “Bayou Sale”	25.0%	18.5%	<10'	19,000'	First-Quarter 2005
South Marsh Island Block 224 "JB Mountain Deep"	27.5%	19.4%	10'	23,000'	First-Quarter 2005
East Cameron Block 342 "Falcon"	25.0%	18.8%	260'	19,000'	First-Half 2005

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding oil and gas exploration, development and production activities.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; and financing, regulatory, and feasibility requirements for the potential Main Pass Energy HubTM project. Such factors and others are more fully described in more detail in McMoRan's 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

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